EXHIBIT 99.1

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Media Contact:
Jose Juves
Associate Director, Public Affairs
Biogen Idec
(617) 914-6524

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Christina Dillon
Senior Manager, Investor Relations
Biogen Idec
(617) 679-2812

FOR IMMEDIATE RELEASE

BIOGEN IDEC CHIEF OPERATING OFFICER WILLIAM ROHN TO RETIRE

Cambridge, MA, and San Diego, CA (November 29, 2004) - Biogen Idec (NASDAQ: BIIB) today announced that Chief Operating Officer (COO) William R. Rohn will retire from the company effective January 31, 2005. To ensure a smooth transition, Mr. Rohn’s responsibilities as COO will be assumed by James C. Mullen, Biogen Idec’s Chief Executive Officer, and other members of the senior management team, starting November 30, 2004.

William H. Rastetter, Ph.D., Biogen Idec’s Executive Chairman, said, “Through his vision, commitment, and strong leadership over more than a decade, Bill Rohn helped transform IDEC Pharmaceuticals Corporation from a small research organization into a very successful biotechnology company. Bill then played an instrumental role in the formation of Biogen Idec, a global biotechnology leader. We thank him for his countless contributions. He has been a great colleague and will be missed.”

“My eleven years at the company have been unbelievably gratifying,” said Mr. Rohn. “I’ve had the great fortune to be part of a talented team that has developed and commercialized landmark therapies in both cancer and multiple sclerosis. As a professional in the pharmaceutical industry, it doesn’t get better than that.”

Prior to the merger of IDEC Pharmaceuticals Corporation and Biogen, Inc., Mr. Rohn was President and Chief Operating Officer of IDEC Pharmaceuticals Corporation. He joined IDEC Pharmaceuticals Corporation in August 1993 as Senior Vice President, Commercial and Corporate Development. Following his departure from the company, Mr. Rohn will focus his efforts on philanthropic endeavors, community service in the San Diego, CA area, and corporate board work with early-stage biotechnology companies. Mr. Rohn is currently on the Board of Directors of both Pharmacyclics, Inc. and Cerus Corporation.

About Biogen Idec
Biogen Idec creates new standards of care in oncology and immunology. As a global leader in the development, manufacturing, and commercialization of novel therapies, Biogen Idec transforms scientific discoveries into advances in human healthcare. For product labeling, press releases and additional information about the company, please visit www.biogenidec.com.